            REPORT FOR THE QUARTER AND SIX MONTHS ENDED 30 JUNE 2002

                            [RANDGOLD RESOURCES LOGO]

            Incorporated in Jersey, Channel Islands o Reg. No. 62686
                          Nasdaq Trading Symbol : RRUS
                            LSE Trading Symbol : RRS


             REPORT FOR THE QUARTER AND 6 MONTHS ENDED 30 JUNE 2002

     o    NET PROFIT FOR THE QUARTER UP 51% TO US$5.3 MILLION.

     o HALF YEAR OPERATING PROFIT FROM MINING UP BY US$6.5 MILLION TO US$23.6 MILLION YEAR ON YEAR.

     o LISTED ON NASDAQ 11 JULY 2002 -- PLACEMENT OF 5 000 000 NEW SHARES RAISES US$32.5 MILLION.

     o    THE COMPANY CONTINUES TO MAINTAIN ITS POSITION AS A LOW COST PRODUCER.


     Randgold Resources has 22.6 million shares in issue as at 30 June 2002
                    (as at 11 July 2002 27.6 million shares)


                                              CONSOLIDATED INCOME STATEMENT

------------------------------------------ --------------- --------------- --------------- --------------- ---------------
                                                UNAUDITED        UNAUDITED      UNAUDITED        UNAUDITED      UNAUDITED
                                                  QUARTER          QUARTER        QUARTER       SIX MONTHS     SIX MONTHS
                                                    ENDED            ENDED          ENDED            ENDED          ENDED
                                                  30 JUNE         31 MARCH        30 JUNE          30 JUNE        30 JUNE
US$000                                               2002             2002           2001             2002           2001
------------------------------------------ --------------- --------------- --------------- --------------- ---------------
GOLD SALES REVENUE                                 19 344           17 423         19 907          36 767          48 361
------------------------------------------ --------------- --------------- --------------- --------------- ---------------
COST OF SALES
Production costs                                    6 727            6 258         12 368          12 985          28 051
Transport and refinery costs                           94              108            124             202             224
Transfer to deferred stripping costs              (1 126)          (1 361)          (494)         (2 487)           (241)
------------------------------------------ --------------- --------------- --------------- --------------- ---------------
CASH OPERATING COSTS                                5 695            5 005         11 998          10 700          28 034
Royalties                                           1 271            1 210          1 377           2 481           3 199
------------------------------------------ --------------- --------------- --------------- --------------- ---------------
TOTAL CASH COSTS                                    6 966            6 215         13 375          13 181          31 233
------------------------------------------ --------------- --------------- --------------- --------------- ---------------
OPERATING PROFIT FROM MINING ACTIVITY              12 378           11 208          6 532          23 586          17 128
------------------------------------------ --------------- --------------- --------------- --------------- ---------------
Depreciation and amortisation                       1 854            1 948          1 355           3 802           2 810
Exploration and corporate expenditure               3 726            2 101          2 731           5 827           4 857
------------------------------------------ --------------- --------------- --------------- --------------- ---------------
PROFIT FROM OPERATIONS                              6 798            7 159          2 446          13 957           9 461
------------------------------------------ --------------- --------------- --------------- --------------- ---------------
Interest received                                      40               35            714              75           1 567
Interest expense                                  (1 105)            (968)        (1 596)         (2 073)         (3 320)
(Loss)/profit on financial instruments               (55)          (1 131)          6 233         (1 186)           5 932
Other income and expenses                           (417)          (1 607)        (3 476)         (2 024)         (6 020)
------------------------------------------ --------------- --------------- --------------- --------------- ---------------
PROFIT ON ORDINARY ACTIVITIES BEFORE
TAXES AND MINORITY INTERESTS                        5 261            3 488          4 321           8 749           7 620
Income tax                                              -                -           (14)               -           (103)
Minority shareholders' interest                        54               21            435              75             904
------------------------------------------ --------------- --------------- --------------- --------------- ---------------
NET PROFIT                                          5 315            3 509          4 742           8 824           8 421
------------------------------------------ --------------- --------------- --------------- --------------- ---------------
Basic earnings per share (US$)                                                                       0.39            0.25
Average shares in issue                                                                        22 529 727      33 092 962
------------------------------------------ --------------- --------------- --------------- --------------- ---------------

                                                 CONSOLIDATED BALANCE SHEET

----------------------------------------------------------- ------------------------------- ------------------------------
                                                                          UNAUDITED AT                     AUDITED AT
                                                                               30 JUNE                    31 DECEMBER
US$000                                                                            2002                           2001
----------------------------------------------------------- ------------------------------- ------------------------------
ASSETS
Cash and equivalents*                                                           10 996                         11 157
Receivables                                                                     16 754                         16 558
Inventories                                                                     10 745                          9 743
----------------------------------------------------------- ------------------------------- ------------------------------
Total current assets                                                            38 495                         37 458
----------------------------------------------------------- ------------------------------- ------------------------------
Property, plant and equipment
Cost                                                                           165 680                        163 076
Accumulated depreciation                                                      (87 167)                       (83 339)
----------------------------------------------------------- ------------------------------- ------------------------------
Net property, plant and equipment                                               78 513                         79 737
Other long-term assets                                                           4 846                          2 359
----------------------------------------------------------- ------------------------------- ------------------------------
TOTAL ASSETS                                                                   121 854                        119 554
----------------------------------------------------------- ------------------------------- ------------------------------
Bank overdraft                                                                   2 046                          1 708
Accounts payable and accrued liabilities                                        19 303                         22 075
----------------------------------------------------------- ------------------------------- ------------------------------
TOTAL CURRENT LIABILITIES                                                       21 349                         23 783
----------------------------------------------------------- ------------------------------- ------------------------------
Provision for environmental rehabilitation                                       4 484                          4 340
Liabilities on financial instruments                                             8 384                          2 452
Long-term loans                                                                 51 211                         57 147
Loans from outside shareholders in subsidiaries                                  1 468                          1 335
----------------------------------------------------------- ------------------------------- ------------------------------
TOTAL LONG-TERM LIABILITIES                                                     65 547                         65 274
----------------------------------------------------------- ------------------------------- ------------------------------
TOTAL LIABILITIES                                                               86 896                         89 057
----------------------------------------------------------- ------------------------------- ------------------------------
SHAREHOLDERS' EQUITY                                                            34 958                         30 497
----------------------------------------------------------- ------------------------------- ------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                     121 854                        119 554
----------------------------------------------------------- ------------------------------- ------------------------------


* Note : Included in cash and cash equivalents is an attributable amount of US$4.4 million relating to the N.M. Rothschild & Sons Limited debt service reserve account. This amount is held in escrow for partial repayment of the Morila project loan.


                                                CONSOLIDATED CASHFLOW STATEMENT

--------------------------------------------------------------- ----------------------------- ----------------------------
                                                                              UNAUDITED                     UNAUDITED
                                                                       SIX MONTHS ENDED              SIX MONTHS ENDED
US$000                                                                     30 JUNE 2002                  30 JUNE 2001
--------------------------------------------------------------- ----------------------------- ----------------------------
Net cash generated from operations                                                7 424                        18 993
Net cash (utilised)/generated by investment activities                          (2 578)                      (12 561)
Net cash (utilised)/generated by financing activities                           (5 345)                      (11 362)
--------------------------------------------------------------- ----------------------------- ----------------------------
Net (decrease)/increase in cash and equivalents                                   (499)                       (4 930)
Cash and cash equivalents at beginning of period                                  9 449                        61 638
--------------------------------------------------------------- ----------------------------- ----------------------------
Cash and cash equivalents at end of period net of overdraft                       8 950                        56 708
--------------------------------------------------------------- ----------------------------- ----------------------------

                                     CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

------------------------------------- --------------- ---------- ------------- -------------- ---------------- -----------
                                           NUMBER OF      SHARE        SHARE          OTHER       ACCUMULATED      TOTAL
                                            ORDINARY     CAPITAL     PREMIUM       RESERVES            LOSSES     EQUITY
                                              SHARES      US$000      US$000         US$000            US$000     US$000
------------------------------------- --------------- ---------- ------------- -------------- ---------------- -----------
BALANCE - 31 DECEMBER 2000                33 076 629       3 307     240 742              -         (150 108)     93 941
Prior year adjustment                                                                 2 388               515      2 903
------------------------------------- --------------- ---------- ------------- -------------- ---------------- -----------
Restated balance - 1 January 2001         33 076 629       3 307     240 742          2 388         (149 953)     96 844
Net profit                                                                                              8 421      8 421
Movement on financial instruments                                                   (4 133)                      (4 133)
------------------------------------- --------------- ---------- ------------- -------------- ---------------- -----------
BALANCE - 30 JUNE 2001                    33 076 629       3 307     240 742        (1 745)         (141 172)    101 132
------------------------------------- --------------- ---------- ------------- -------------- ---------------- -----------
Net profit July - December 2001                                                                         9 338      9 338
Share options exercised                      997 404         100       1 639                                       1 739
Share buyback and related expenses      (11 612 403)     (1 161)    (80 551)                                    (81 712)
------------------------------------- --------------- ---------- ------------- -------------- ---------------- -----------
BALANCE - 31 DECEMBER 2001                22 461 630       2 246     161 830        (1 745)         (131 834)     30 497
------------------------------------- --------------- ---------- ------------- -------------- ---------------- -----------
Net profit                                                                                              8 824      8 824
Movement on financial instruments                                                   (4 728)                      (4 728)
Share options exercised                      136 194          12         353                                         365
------------------------------------- --------------- ---------- ------------- -------------- ---------------- -----------
BALANCE - 30 JUNE 2002                    22 597 824       2 258     162 183        (6 473)         (123 010)     34 958
------------------------------------- --------------- ---------- ------------- -------------- ---------------- -----------


                                    COMMENTS

The figures are shown prior to the effects of the new share issue which took place after the period end.

The Company made an operating profit of US$12.4 million for the quarter ended 30 June 2002 compared with US$6.5 million for the corresponding period in 2001. For the six months ended 30 June 2002 profits were US$23.6 million compared to US$17.1 million for the corresponding period in 2001. This improvement reflects the cessation of the operation at Syama at the end of 2001.

The current quarter's net profit of US$5.3 million is substantially better than the US$3.5 million reported the previous quarter, mainly due to higher gold sales revenues and substantially lower losses on financial instruments attributable to the unmatched portion of the hedge book.

The main balance sheet movements for the six months are a decrease in long-term loans which reflect the scheduled repayments and an increase in deferred liabilities on financial instruments resulting from a movement on the mark-to-market value of the hedge book.

Randgold Resources received its third distribution from Morila amounting to US$5.4 million in May 2002.

The reduction in revenues from the corresponding period in 2001 is due to the inclusion of Syama's final operating results in the six months ended June 2001.

                               ACCOUNTING POLICIES

The abridged financial statements in this report have been prepared in accordance with the Group's accounting policies, which are in terms of International Accounting Standards and except for as noted below are consistent with the prior period.

As at 1 January 2001 the Group adopted International Accounting Standard 39 ("IAS 39"). The effect of the adoption has been disclosed in the consolidated statement of equity.

The consolidated financial information includes the financial statements of the Company, its subsidiaries and the joint venture.

Joint ventures are those investments in which the Group has joint control and are accounted for under the proportional consolidated method and under this method, the proportion of assets, liabilities, income and expenses and cashflows of each joint venture attributable to the Group are incorporated in the consolidated financial statements under appropriate headings. Intercompany accounts and transactions are eliminated on consolidation.


                               OPERATIONS - MORILA

Morila has continued to produce satisfactory results and for the quarter 150 126 ounces were produced at a cash cost of US$108/oz. These results were marginally better than forecast. As reported in the previous quarter, infill drilling in the high grade northern pit confirmed earlier projections. Further analysis has indicated that the ex-pit grades will be better than plan in the short to medium term and will impact positively on planned production and results.

The life of mine model is currently being updated with the latest results. A project team is busy working on "mine to mill" optimisation to evaluate ways to further improve production throughput.


---------------------------------------- ---------------- --------------- --------------- --------------- ----------------
                                               UNAUDITED       UNAUDITED       UNAUDITED       UNAUDITED        UNAUDITED
MORILA RESULTS                                   QUARTER         QUARTER         QUARTER      SIX MONTHS       SIX MONTHS
                                                   ENDED           ENDED           ENDED           ENDED            ENDED
US$000                                           30 JUNE        31 MARCH         30 JUNE         30 JUNE          30 JUNE
                                                    2002            2002            2001            2002             2001
---------------------------------------- ---------------- --------------- --------------- --------------- ----------------
MINING
Tons mined (000)                                   6 557           8 096           5 974          14 653           10 116
Ore tons mined (000)                                 865             975             874           1 840            1 836

MILLING
Tons processed (000)                                 788             733             737           1 520            1 327
Ore grade milled (g/t)                              6.41            6.51            7.47            6.46             8.15
Recovery (%)                                        91.4            92.0            92.5            91.7             92.9
Ounces produced                                  150 126         148 996         163 882         299 122          324 410
Average price received (US$/ounce)                   304             291             274             298              270
Cash operating cost (US$/ounce)                       87              80              80              83               76
Total cash costs (US$/ounce)                         108             104              99             106               95
---------------------------------------- ---------------- --------------- --------------- --------------- ----------------
CASH PROFIT (US$000)                              28 428          28 018          28 529          56 446           56 429
---------------------------------------- ---------------- --------------- --------------- --------------- ----------------
ATTRIBUTABLE (40%)
---------------------------------------- ---------------- --------------- --------------- --------------- ----------------
OUNCES PRODUCED                                   60 050          59 598          65 553         119 649          129 764
---------------------------------------- ---------------- --------------- --------------- --------------- ----------------
CASH PROFIT (US$000)                              11 371          11 207          11 412          22 578           22 572
---------------------------------------- ---------------- --------------- --------------- --------------- ----------------

                              FINANCIAL INSTRUMENTS

Details of financial instruments at 30 June 2002.

Randgold Resources' share of gold which has been sold forward at a fixed price of US$275/oz over the period July 2002 to December 2004 amounts to 146 170 ounces. The Company's share of purchased call options for the same period amounts to 51 742 ounces at prices between US$340/oz and US$360/oz and sold call options of 148 500 ounces at US$353/oz.

Morila has some additional hedging for 2002 of which the Company's share is 12 000 ounces of put options bought at US$275/oz and 12 000 ounces of call options sold at US$310/oz.


                             DISCONTINUED OPERATIONS

Rehabilitation and monitoring activities continued at Syama. Phased disposal of the plant and infrastructure remains under consideration, as discussions are pursued with parties interested in acquiring the Randgold Resources share of the operation. Prime Corporate Finance Pty Limited of Australia have been appointed to market the Syama Mine. Furthermore, management have completed a full asset assessment.

---------------------------------------- ---------------- --------------- --------------- --------------- ----------------
                                               UNAUDITED       UNAUDITED       UNAUDITED       UNAUDITED        UNAUDITED
SYAMA INCOME STATEMENT                           QUARTER         QUARTER         QUARTER      SIX MONTHS       SIX MONTHS
                                                   ENDED           ENDED           ENDED           ENDED            ENDED
US$000                                           30 JUNE        31 MARCH         30 JUNE         30 JUNE          30 JUNE
                                                    2002            2002            2001            2002             2001
---------------------------------------- ---------------- --------------- --------------- --------------- ----------------
Gold sales revenue                                     -               -           1 998               -           13 559
---------------------------------------- ---------------- --------------- --------------- --------------- ----------------
Cost of sales
Production costs                                       -               -           6 680               -           18 025
Transport and refinery costs                           -               -              50               -              102
---------------------------------------- ---------------- --------------- --------------- --------------- ----------------
Cash operating costs                                   -               -           6 730               -           18 127
Royalties                                              -               -             148               -              807
---------------------------------------- ---------------- --------------- --------------- --------------- ----------------
Total cash costs                                       -               -           6 878               -           18 934
Depreciation and amortisation                          -               -               -               -                -
---------------------------------------- ---------------- --------------- --------------- --------------- ----------------
Loss)from operations                                   -               -         (4 580)               -          (5 375)
Interest received                                      -               -               -               -                -
Interest expense                                       -               -           (639)               -          (1 394)
(Loss)/Profit on financial instruments              (55)         (1 030)           6 233         (1 085)            6 233
Other expenses                                     (577)           (752)         (3 674)         (1 329)          (6 591)
---------------------------------------- ---------------- --------------- --------------- --------------- ----------------
Loss on ordinary activities before
taxes                                              (632)         (1 782)         (2 960)         (2 414)          (7 127)
Income tax                                             -               -            (14)                            (103)
---------------------------------------- ---------------- --------------- --------------- --------------- ----------------
Net loss                                           (632)         (1 782)         (2 974)         (2 414)          (7 230)
---------------------------------------- ---------------- --------------- --------------- --------------- ----------------


The Syama Mine was placed on full care and maintenance during December 2001.

                             PROJECTS AND EVALUATION

LOULO PROJECT - UPDATED FEASIBILITY STUDY

The updated feasibility study reported on last quarter was progressed further with the commissioning of a detailed internal review audit process aimed at testing the project for potential fatal flaws and advancing it to a point where it is a bankable document.

Work is currently focussed on :

o Geohydrology modelling and confirmation of site selection for water, waste and tailings storage facilities;

o    Ongoing infrastructural studies; and

o Optimum sizing and costing of various development scenarios against the base case.

In addition a study which will focus on the potential for the underground exploitation of the deeper extensions to the Loulo deposit was commissioned this quarter.

Discussions have been initiated with the Malian authorities to finalise the capital structure of the operating company as well as the fiscal regime under which the project would operate. The incorporation of an Interministerial Commission which will oversee the deliberations with government is awaited.


TONGON PREFEASIBILITY

Following the decision to progress to the next stage of evaluation aimed at culminating in a Type 3 feasibility study, an additional 16 borehole infill drilling programme was completed this quarter. The preliminary results confirm the "ore zone" comprises en echelon, multiple lensoid bodies along strike and down-dip. The additional drilling has reduced the interhole spacing to 100 metres and in the better drilled areas, to 50 metres. The existence of mineralisation within the "gap" area was also confirmed. Modeling of results are in progress and once complete will form the basis for further phases of drilling planned to commence at the end of the current rainy season. This drilling will focus on improving the definition of the resource outlined to date as well as testing strike and depth extensions.

At the same time additional metallurgical testwork is in progress as well as other aspects of feasibility investigation including preliminary environmental assessments.


                             EXPLORATION ACTIVITIES

On the Morila joint venture permit diamond drilling of the San Extension Electro-Magnetic Restitivity anomaly situated 4 kilometres north-west of the current orebody highlighted anomalous zones (0.2 to 1.5 g/t over widths of 1 to 12 metres) associated with Morila style alteration down to a vertical depth of 300 metres.

On the Loulo Project trenching and re-sampling of old diamond core has defined mineralised zones 350 metres west of and in the hanging wall of the Loulo 0 deposit. The mineralisation locates within an 800 metre strike length of folded limestone.

On the Tongon Project, Cote d'Ivoire, a sixteen hole diamond-drilling programme was completed over the southern zone. Drilling outlined multiple mineralised zones over a 1 400 metre by 150 metre area. Mineralisation is still open to the east and at depth. Geological and resource modelling is currently in progress.

On the Tiasso target within the Boundiali Permit in northern Cote d'Ivoire surface exploration work continues to define zones of mineralisation and gold in soil anomalism over an area of 2 000 metres by 500 metres. Pitting indicates that the mineralised system extends beneath lateritised cover.

During the quarter the Company continued to generate and incorporate new opportunities into the exploration portfolio. In Senegal, the Council of Ministers announced the granting of two new permits to Randgold Resources. The Company has now consolidated a contiguous portfolio of three permits (1 200km2) within the highly prospective Sabodala Belt in eastern Senegal. The portfolio includes five targets with known bedrock gold mineralisation and multiple gold in soil anomalies. A Heads of Agreement was signed with Japanese company OMRD covering the Sagala and Kekoro permits (1 000km2) in the Mali South region.

Elsewhere in Mali and Cote d'Ivoire the Company continues to focus on priority targets with the potential to outline new discoveries which will require follow up programmes next season.



                           CORPORATE AND NEW BUSINESS

In order to meet the strategic objective of improving the tradeability and liquidity of the Company's stock, Randgold Resources successfully listed its shares on the Nasdaq Stock Market on 11 July 2002, issued and allotted 5,000,000 new shares to new shareholders and raised US$32.5 million. The Company's GDRs have been exchanged for American Depositary Receipts (ADRs) which trade on the Nasdaq and LSE. Each ADR equates to two ordinary shares.

The Company is pleased to report that the third democratic presidential election, in the Republic of Mali since 1991, was successfully concluded without incident on 8 June 2002. Further legislative elections are scheduled to take place on 28 July 2002.

Corporate activity is also focussed on new business, both internally generated and with the aim of participating in the rationalisation taking place in the gold mining industry. To this end, due diligence reviews of exploration and mining opportunities have progressed.


On behalf of Randgold Resources Limited


R A R KEBBLE                  D M BRISTOW
Chairman                      Chief Executive


6 August 2002

                               REGISTERED OFFICE :
 La Motte Chambers, La Motte Street, St Helier, Jersey JE1 1BJ, Channel Islands


                                   WEB-SITE :
                            www.randgoldresources.com


                                  REGISTRARS :
           Computershare Investor Services (Channel Islands) Limited,
     P.O. Box 83, Ordnance House, 31 Pier Road, St Helier, Jersey JE4 8PW,
                                Channel Islands


                                TRANSFER AGENTS :
      Computershare Services Plc, P.O. Box 663, 7th Floor, Jupiter House,
               Triton Court, 14 Finsbury Square, London EC2A 1BR


                         INVESTOR AND MEDIA RELATIONS :
               For further information contact Kathy du Plessis on Telephone +27 (11) 728-4701, Fax +27 (11) 728-2547,
                      e-mail : randgoldresources@dpapr.com